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                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is entered into this 1st day of January, 1997, between NTC HOLDING, LLC, a Delaware limited liability company (the "Company"), and JAY MARTIN (the "Employee").

     1. Employment. Unless sooner terminated as set forth in Section 9, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company as Executive Vice President and Chief Operating Officer upon the terms and conditions of this Agreement for a period of one year from and after the date of this Agreement. Thereafter, this Agreement shall automatically be renewed for one year terms on the anniversaries of the date hereof for each succeeding year unless either party gives the other written notice to terminate this Agreement at least sixty (60) days prior to the end of the initial period or the then existing term, as the case may be. If either party gives the other written notice of termination within such 60-day period, the parties agree to negotiate in good faith a mutually acceptable consulting arrangement pursuant to which the Employee will provide consulting services to the Company.

     2. Compensation. For all services rendered by the Employee to the Company, the Company shall pay the Employee a salary of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with the Company's then existing payroll policy. Salary payments shall be subject to withholding and other applicable taxes.

     3. Additional Benefits. The Employee shall be eligible for such fringe benefits, if any, by way of insurance, retirement, hospitalization and annual bonuses normally provided to executive officers of the Company generally having responsibility commensurate to that of the Employee and such additional benefits as may be from time to time agreed upon in writing between the Employee and the Company; provided, however, that for the first year of the term of this Agreement, Employee shall be guaranteed an annual bonus of at least Forty Thousand Dollars ($40,000) per annum under the Company's bonus plan. Employee shall be entitled to four weeks paid vacation annually.

     4. Duties. The Employee agrees that so long as he is employed under this Agreement he will (a) to the satisfaction of the Company devote his best efforts and his entire business time to further the interest of the Company, (b) at all times be subject to the Company's direction and control with respect to his activities on behalf of the Company, (c) comply with all rules, orders and regulations of the Company, (d) truthfully and accurately maintain and preserve such records and make all reports as the Company may require, and (e) fully account for all monies and other property of the Company of which he may from time to time have custody and deliver the same to the Company whenever and however directed to do so. It is understood and agreed that the Company cannot require the Employee to relocate to New York City or any other location.

     5. Covenant Not to Disclose Confidential Information. The Employee acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data which the

Company considers



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confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Employee is acting in good faith and in the best interest of the Company. The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee's control when the duties of the Employee no longer require the Employee's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company's business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Employee should be treated as confidential information.

     6. Covenant Not to Compete. The Employee acknowledges that he, at the expense of the Company, has been and will be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such training and relations and to further protect trade secrets, directly or indirectly, of the Company, the Employee agrees that during the term of his employment by the Company and for a period of one (1) year from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the
Company:

          (a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in the United States of America which is engaged, directly or indirectly, in the smokeless tobacco business;

          (b) solicit clients, customers (whether or not such persons have done business with the Company once or more than once within the last twelve

     (12) months) or accounts of the Company; or

          (c) solicit, employ or in any manner influence or encourage any person who is or shall be in the employ or service of the Company to leave such employ or service for any other employment opportunity.



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     7. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Employee contained in Sections 5 or 6 hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or Company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Employee and the rights of the Company, its successors and assigns under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of this Agreement. The covenants and obligations of the Employee set forth in Sections 5, 6 and 7 hereof are in addition to and not in lieu of or exclusive of any other obligations and duties of the Employee to the Company, whether express or implied in fact or in law.

     8. Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

     9. Termination.

          (a) This Agreement shall terminate immediately upon the death, permanent and total disability or adjudication of legal incompetence of the Employee.

          (b) (i) This Agreement may be terminated by the Employee upon sixty

     (60) days' written notice to the Company.

               (ii) This Agreement may be terminated by the Company promptly upon notice to the Employee for "Cause" as defined below. Solely in the event that the Company terminates the Employee's employment without Cause prior to its expiration, at a time when he is fully willing and able to perform his duties as an employee of the Company (and in no other circumstances, e.g., the Employee's voluntary termination, disability or death), the Company shall be required to pay to the Employee, as "severance pay," an amount equal to the greater of (x) his salary for the remainder of the existing term or
          (y) sixty (60) days, at the rate then in effect pursuant to Section 2 above.



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               (iii) "Cause," for the purpose of this Agreement, shall mean the occurrence of any of the following events:

                    (A) Performance by the Employee of illegal or fraudulent
               acts, criminal conduct or willful misconduct or gross negligence relating to the activities of the Company;

                    (B) Performance by the Employee of any criminal acts
               involving moral turpitude having a material adverse effect upon the Company, including, without limitation, upon its profitability, reputation or goodwill;

                    (C) Willful or grossly negligent failure by the Employee to perform his duties in a manner which he knows, or has reason to know, to be in the Company's best interests;

                    (D) Willful and bad faith refusal by the Employee to carry out reasonable instructions of the Chief Executive Officer of the Company not inconsistent with the provisions of this Agreement; or

                    (E) Any material breach of the Employee's obligations
               hereunder which are incurable or which he fails to cure promptly after receiving written notice thereof.

          (c) In the event this Agreement is terminated, the parties' obligations under this Agreement shall terminate immediately (except as otherwise provided herein), and neither the Employee nor his estate, heirs, successors or assigns shall be entitled to any further compensation hereunder. In the event of a termination as hereinabove provided, the Company shall be obligated to pay the Employee only (i) such salary and bonus as shall have been earned by him up to the effective date of termination, and (ii) any amount payable pursuant to Section 9(b)(ii) above. In computing the amount of the Employee's bonus, if any, the Net Income of the Company shall be determined from the beginning of the relevant fiscal year to the date of termination as herein provided.

     10. Waiver of Breach. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.


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     11. No Conflicts. The Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of the Employee's obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which the Employee is a party or under which the Employee is bound, including without limitation, the breach by the Employee of a fiduciary duty to any former employers.

     12. Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

     13. Captions. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions thereof.

     14. Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

     15. Notice. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail with postage prepaid as follows:

      If to the Company:

               NTC Holding, LLC
               444 Park Avenue
               New York, New York
               Attn:  Thomas F. Helms, Jr., President


      If to the Employee:

               Mr. Jay Martin
               4-A Oxford Street
               Chevy Chase, Maryland  20815

or to such other address as either party may provide to the other in writing.

     16. Assignment. This Agreement is personal and not assignable by the Employee but it may be assigned by the Company without notice to or



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


consent of the Employee to, and shall thereafter be binding upon and enforceable by, any person which shall acquire or succeed to substantially all of the business or assets of the Company (and such person shall be deemed included in the definition of the "Company" for all purposes of this Agreement) but is not otherwise assignable by the Company.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in duplicate, and the Employee has hereunto set his hand, on the day and year first above written.

                                              COMPANY:

                                              NTC HOLDING LLC

                                              By: /s/ Thomas F. Helms, Jr.
                                                --------------------------------
                                                 Thomas F. Helms, Jr., President



                                              EMPLOYEE:

                                              /s/ Jay Martin
                                              ----------------------------------
                                              Jay Martin




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